EXHIBIT 3.3

CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

LAFAYETTE ENERGY CORP

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

The undersigned, Michael L. Peterson, President and Chief Executive Officer of Lafayette Energy Corp, a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended and restated, and in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors has duly adopted the following resolutions:

RESOLVED, that, pursuant to Article IV.C of the Second Amended and Restated Certificate of Incorporation of the Corporation (which authorizes 10,000,000 shares of preferred stock, par value $0.0001 per share of the Corporation (the “Preferred Stock”)), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock as follows:

RESOLVED, that each share of such series of Preferred Stock shall be subject to the following provisions:

1. Designation of Shares. The designation of this series of Preferred Stock is “Series A Convertible Preferred Stock,” par value $0.0001 per share.

2. Number of Shares. The number of shares constituting the Series A Convertible Preferred Stock (the “Series A Preferred”) shall be 2,000,000 shares.

3. Voting. The holders of shares of Series A Preferred shall have full voting rights and powers, and, except as may be otherwise provided by law, shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each holder of shares of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred held by such holder could be converted on the record date for the vote which is being taken. Fractional votes shall not, however, be permitted and, with respect to each holder of Series A Preferred, any fractional voting rights resulting from the above (after aggregating all shares of Common Stock into which shares of Series A Preferred held by a holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

4. Dividend Rights. The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred in an amount equal to the dividend per share that such holders would have received had they converted their shares of Series A Preferred into shares of Common Stock immediately prior to the record date for the declaration of the Common Stock dividend. “Common Stock” means the common stock, par value $0.0001 per share, of the Corporation and common stock that may hereinafter be authorized and issued by the Corporation and any share of successor or replacement stock. The Series A Preferred shall also have the dividend rights set forth in Section 5.C hereof.

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5. Preference.

A. In the event of any Liquidity Event (defined below), distributions to stockholders of the Corporation shall be made in the following manner: Each holder of a share of Series A Preferred shall be entitled to receive, subject to the prior preferences and other rights of any class or series of stock of the Corporation ranking in the case of a Liquidity Event senior to the Series A Preferred, but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to holders of Common Stock or any other class or series of stock of the Corporation ranking in the case of a Liquidity Event junior to the Series A Preferred, as to the distribution of assets upon any Liquidity Event, by reason of their ownership of such stock, an amount equal to $2.50 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) together with any Accrued EBT Payments (the “Preference Amount”). In the event the funds or assets legally available for distribution to the holders of shares of Series A Preferred are insufficient to pay in full the Preference Amount as described above, then all funds or assets available for distribution to the holders of capital stock after the payment of amounts to any class or series of stock of the Corporation ranking in the case of a Liquidity Event senior to the Series A Preferred on a parity with any class or series of stock of the Corporation ranking in parity with the Series A Preferred, shall be paid to the holders of Series A Preferred pro rata based on the full Preference Amount to which they are entitled. Following the payment of the Preference Amount to holders of shares of Series A Preferred and all amounts owing to holders of each class or series of capital stock of the Corporation having a preference or priority over the Common Stock as to distributions upon the liquidation, dissolution or winding up of the Corporation, then the holders of shares of Series A Preferred shall be entitled to participate, with the holders of the Common Stock and with the holders of any other securities of the Corporation entitled to participate, pro rata, based upon the number of shares of Common Stock into which the shares of Series A Preferred are then convertible, as to any amounts remaining for distribution to the holders of Common Stock upon a Liquidity Event.

B. A “Liquidity Event” means (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”) or (ii) any sale, merger, consolidation, reorganization or other transaction which results in a Change of Control. A “Change of Control” means a reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations (other than a wholly-owned subsidiary), or the sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Corporation, or the consummation of any transaction or series of related transactions, in each case which results in the Corporation’s stockholders immediately prior to such transaction or series of related transactions, holding less than fifty percent (50%) of the voting power of the entity surviving or continuing (including the Corporation or the entity owning all or substantially all of the assets of the Corporation) following such transaction or series of related transactions; provided a Change of Control shall not apply to a merger effected solely for the purposes of changing the domicile of the Corporation or public offerings of Common Stock.

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C. Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.

D. EBT Payments. For so long as any Series A Preferred is issued and outstanding, holders of the Series A Preferred shall be entitled to receive, when, as and if authorized and declared by the Board of Directors of the Corporation, out of any funds legally available therefor, cumulative dividends in an amount equal to thirty percent (30%) of the EBT of the Corporation for the prior calendar quarter (or such applicable portion thereof that the Series A Preferred has been outstanding) calculated quarterly in arrears on a pro rata basis to the holders of Series A Preferred, commencing with the first full calendar quarter following the date that the Series A Preferred is initially issued (each, an “EBT Payment,” and collectively, the “EBT Payments”). The EBT Payments shall be payable, on or before the date that is ninety (90) days following the end of each calendar quarter (the “Payment Date”) to the extent authorized and declared by the Board of Directors of the Corporation, out of any funds legally available therefor. Each Convertible Preferred A share held by a holder will receive 0.000015% (30% / 2,000,000 = 0.000015% per share) of the Company’s quarterly EBT with each EBT Payment. Each share of Preferred A Stock will be entitled to receive $2.50 in total payout ($5,000,000 divided by 2,000,000 shares = $2.50 per share) in total and after such $2.50 in total payout is received, no further EBT Payment shall be due. Any Series A Preferred share converted into Common Stock will no longer receive an EBT Payment. “EBT” means earnings before taxes as determined in accordance with U.S. generally accepted accounting principles (“GAAP”), as reasonably determined by the Board of Directors on a quarterly basis. To the extent any upward or downward adjustments to a prior period’s EBT as calculated by the Corporation are made by the Corporation in subsequent accounting periods, the next EBT Payment due and payable to the holders of Series A Preferred shall be adjusted accordingly.

E. Interest on EBT Payments. To the extent the Corporation is not legally able to pay each EBT Payment by the Payment Date, or such payment is not authorized and declared by the Board of Directors of the Corporation, the amount of such unpaid (or undeclared) EBT Payments shall remain outstanding and accrue interest at the rate of 5% per annum until paid in full (“Accrued EBT Payments”).

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6. Conversion.

A. Optional Conversion. Each share of Series A Preferred (and any Accrued EBT Payments) shall be convertible, at the option of the holder thereof (an “Optional Conversion”), at any time, at the office of the Corporation or any Transfer Agent for the Series A Preferred, into that number of fully-paid, nonassessable shares of Common Stock determined (i) by multiplying the number of shares of Series A Preferred subject to conversion, by the Series A Conversion Rate divided by the Conversion Value, and (ii) the total Accrued EBT Payments desired to be converted divided by the Conversion Value calculated as of the date of the Notice of Conversion. In order to effectuate the Option Conversion, the holder must provide the Corporation a written notice of conversion (the “Notice of Conversion”), setting forth the Series A Preferred shares and Accrued EBT Payments to be converted, and the name, address and account information of the holder. The Notice of Conversion must be dated no earlier than three Business Days from the date the Notice of Conversion is actually received by the Corporation.

B. Mandatory Conversion. The Series A Preferred shall be subject to the following mandatory conversion provisions:

(i) Upon the Trigger Date (defined below), all outstanding shares of Series A Preferred (and any Accrued EBT Payments) shall be converted automatically into the number of shares of Common Stock into which (a) such shares of Series A Preferred are then convertible pursuant to this Section 6 (subject to adjustment as provided herein), and (b) all Accrued EBT Payments shall be convertible into such number of shares of Common Stock as equals the Accrued EBT Payments due, divided by the then Conversion Value, rounded up to the nearest whole share of Common Stock, without any further action by the holders of such shares and whether or not the certificates representing such shares of Series A Preferred are surrendered to the Corporation or its transfer agent.

(ii) Definitions. “Trigger Date” means the date on which the Corporation has distributed an aggregate of $2.50 in EBT Payments per share held by the holders of Series A Preferred. For example, if 1,000,000 shares of Series A Preferred have previously been converted into Common Stock by the holder, leaving 1,000,000 shares of Series A Preferred outstanding, a Trigger Date would occur when an aggregate of $2,500,000 has been distributed to the 1,000,000 shares of Series A Preferred still outstanding (1,000,000 shares x $2.50 = $2,500,000).

(iii) Procedure Upon Conversion and Mandatory Conversion. Upon 1) conversion of Series A Preferred by the holder (the date and time of such conversion being referred to as the “Conversion Date”); or 2) upon the effectiveness of the mandatory conversion of the Series A Preferred (the date and time of such effectiveness being referred to as the “Mandatory Conversion Date”), the holders of shares of Series A Preferred shall surrender the certificates (if any) representing such Series A Preferred shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to each such holder a certificate or certificates for the number of shares of Common Stock into which such shares of Series A Preferred so surrendered were convertible on the Conversion Date or Mandatory Conversion Date and cash, as provided in Section E, in respect of any fraction of a share of Common Stock issuable upon such conversion. Upon the Conversion Date or the Mandatory Conversion Date, the rights of the holder as holder of the shares of Series A Preferred shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred so converted are either delivered to the Corporation or any such transfer agent or the holder notifies the Corporation or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

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C. Conversion Rate. The “Series A Conversion Rate” in effect at any time with respect to shares of Series A Preferred shall be the quotient obtained by dividing $2.50 by the Conversion Value, calculated as provided in Section D hereof.

D. Conversion Value. The “Conversion Value” with respect to shares of Convertible Preferred shall initially be $2.50, subject to adjustment in accordance with Section E hereof.

E. Adjustments to Conversion Value.

(i) Upon the happening of an Extraordinary Common Stock Event (defined below), the Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted equitably by multiplying the then-effective Conversion Value by a fraction, (1) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event; and (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Conversion Value. The Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. An “Extraordinary Common Stock Event” shall mean: (i) the issuance of additional shares of Common Stock as a dividend or other distribution on the outstanding shares of Common Stock, (ii) the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) the combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(ii) If, at any time during the first six months from the first issuance date of any shares of Series A Preferred the Corporation sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Value (such lower price, the “Base Conversion Price” (subject to the last sentence of this Section E ii) and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Value, such issuance shall be deemed to have occurred for a price for less than the Conversion on such date of the Dilutive Issuance), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Conversion Value shall be reduced to equal the Base Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this Subsection E ii in respect of an Exempt Issuance. The Corporation shall notify the holder(s) of the Series A Preferred in writing, no later than the two business days following the issuance of any Common Stock or Common Stock Equivalents subject to this Subsection E ii, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Subsection E ii upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of shares of Common Stock upon a conversion based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion. For purposes of this Subsection E ii, (a) “Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock; and (b) “Exempt Issuance” means the issuance of (i) shares of Common Stock or options to employees, officers, consultants or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (ii) securities upon the exercise or exchange of or conversion of any shares of Series A Preferred or any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of first issuance of shares of Series A Preferred, provided that such securities have not been amended since such date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities or to extend the term of such securities, and (iii) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided, that any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. Notwithstanding the above, in no event will the Base Conversion Price be less than $1.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares).

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F. No Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon any conversion of shares of Series A Preferred. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Series A Preferred, the Corporation shall issue to the holder of shares of Series A Preferred which were converted (after aggregating all shares due to the converting holder) an additional share of Common Stock. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series A Preferred so converted at any one time by any holder thereof, and not upon each share of Series A Preferred so converted.

G. Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, the Corporation shall take such corporate action as may be commercially necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

H. Unless the shares of Common Stock issuable upon conversion hereof are covered by a valid and effective registration under the Securities Act of 1933, as amended (the “Securities Act”), or the holder provides a valid opinion from an attorney stating that such shares of Common Stock issuable in connection with the conversion can be issued free of restrictive legend, which shall be determined by the Corporation (or the Transfer Agent) in its sole discretion, such shares shall be issued as Restricted Shares. “Restricted Shares” means shares of the Corporation’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)): “The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.”

7. Amendments; and Protective Provisions.

A. None of the terms of the Series A Preferred set forth herein may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred, voting together as a single class (a “Simple Majority”) and no amendment hereof shall require the vote or approval of any other stockholders of the Corporation, including, but not limited to Common Stock holders or any holders of any other series of Preferred Stock of the Corporation.

B. For so long as any Series A Preferred are outstanding, the Corporation shall not, without first obtaining the approval (at a meeting duly called or by written consent, as provided by law) of a Simple Majority:

(i) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred of the Corporation;

(ii) Adopt or authorize any new designation of any Preferred Stock or capital stock or amend the Certificate of Incorporation of the Corporation in a manner which (i) provides any holder of Common Stock or Preferred Stock any rights upon a liquidation of the Corporation which are prior and superior to those of the holders of the Series A Preferred as set forth herein; or (ii) adversely affects the rights, preferences and privileges of the Series A Preferred (provided that no (1) increase in the number of authorized shares of Common Stock or Preferred Stock of the Corporation; or (2) designation of a new series of Preferred Stock of the Corporation which has rights junior or pari passu (except in the event of a Liquidation Event, in which case the rights of the Series A Preferred shall be senior) to the Series A Preferred shall be deemed to adversely affect the rights, preferences and privileges of the Series A Preferred Stock);

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(iii) Effect an exchange, or create a right of exchange, cancel, or create a right to cancel, of all or any part of the shares of another class of shares into shares of Series A Preferred; and

(iv) Alter or change the rights, preferences or privileges of the shares of Series A Preferred so as to affect adversely the shares of such series.

Notwithstanding the above, the number of authorized shares of the Common Stock or Preferred Stock of the Corporation (or any other designations of Preferred Stock of the Corporation other than the Series A Preferred) may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Delaware Law, and no vote of the holders of any of the Common Stock or Series A Preferred voting separately as a class shall be required therefor.

8. Redemption Rights. None.

9. Exclusion of Other Rights and Privileges. Except as may otherwise be required by law, the Series A Preferred shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations (as such resolution may be amended from time to time pursuant to Section 7 hereof).

10. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series A Preferred as the absolute owner of such share of Series A Preferred for the purpose of making any payment and settling any conversion or redemption of such share of Series A Preferred and for all other purposes under this Certificate of Designations, and the Corporation shall not be affected by any notice to the contrary.

11. Severability. If any term of this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein that can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless expressed stated herein.

12. Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred (and any share of Common Stock issued upon the conversion of any share of Series A Preferred) shall be subject to withholding and backup withholding of taxes to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders to the extent timely paid by the Corporation or the Transfer Agent to the appropriate taxing authority.

RESOLVED, that each of the above resolutions were adopted by all necessary action on the part of the Corporation.

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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Designations in the name and on behalf of Lafayette Energy Corp on the 21st day of March 2024, and the statements contained herein are affirmed as true under penalty of perjury.

LAFAYETTE ENERGY CORP

By:	/s/ Michael Peterson
Michael L. Peterson President and Chief Executive Officer

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